Exhibit 10

                            Darden Restaurants, Inc.

                            Performance Criteria for
                           Annual Cash Bonus Under the
                   Management and Professional Incentive Plan


     Darden Restaurants, Inc. ("we," "us" or the "Company") uses cash and stock-based compensation for three purposes:

     o    To align executives' interests with those of shareholders;
     o    To focus executives on short- and long-term business strategies; and
     o    To reward individual, business unit and corporate performance.

Ultimately, the objective of our compensation program is to maximize our success, and a significant portion of our pay for executives is variable and linked to performance.

     Annual incentive awards are granted by the Compensation Committee of our Board of Directors ("Committee") to executive officers under our Management and Professional Incentive Plan ("MIP"), and are paid in cash. A copy of the MIP was filed as Exhibit 10(h) to our Annual Report on Form 10-K for the year ended May 25, 2003.

     Pursuant to the MIP, performance goals and maximum payouts are established annually at the beginning of each fiscal year. The Committee meets, typically in June, to evaluate the performance of the Company and each business unit for the fiscal year just ended, and to determine ratings based on actual results compared to the goals approved by the Committee at the inception of the fiscal year.

     The bonus paid to each executive officer under the MIP is based on four factors: (i) earned salary, (ii) the normal incentive percentage, (iii) the individual rating, and (iv) the company rating. The earned salary is each executive officer's actual base salary earned for the portion of the fiscal year during which they were a participant in the MIP. The normal incentive percentage for executive officers ranges from 35% to 60%. The individual rating ranges from 0 to 1.5, and is determined by actual individual performance versus pre-determined individual performance goals established at the beginning of the fiscal year. An additional 0.2 multiplier may be added to the individual rating as a strategic imperative award that is available to all participating employees, including executive officers, for extraordinary contributions in areas of strategic focus.

     The company rating ranges from 0 to 2.0. For executive officers other than business unit presidents, the company rating is determined by actual performance versus pre-determined performance goals of: (i) earnings per share ("EPS") (weighted 60%); (ii) return on gross investment ("ROGI") (20%); and (iii) sales (20%). This company rating

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for executive officers other than business unit presidents is referred to as the
"DRI Rating." For business unit presidents, the company rating is determined by actual performance versus pre-determined performance goals of: (i) the business unit rating (80%); and (ii) the DRI Rating (20%). The business unit rating for the Presidents of Red Lobster and Olive Garden is based on the following financial measures for the business unit: (i) operating profit (60%); ROGI (20%); and sales (20%). The business unit rating for the presidents of Smokey Bones and Bahama Breeze is based on the following measures for the business unit: (i) operating profit (40%); (ii) sales (30%); and (iii) quantitative measures of the quality of operations (30%).

     The maximum bonus payable under the MIP pursuant to the performance goals described above is 3.4 times the normal incentive percentage. For the Chief Executive Officer with a normal incentive percentage of 60%, the bonus may range from 0 to 204% of base salary, depending on the achievement of the above performance goals.

     Under the MIP, the Committee may also provide for bonuses for special projects. New restaurant development is important to us, and the compensation structure for key employees in this area is designed so that a significant portion of their compensation may be weighted toward long-term incentive compensation payable on achieving successful results. Such an arrangement was made under the MIP in fiscal 2002 with the Company's President, New Business, as described in the Summary Compensation Table to our Proxy Statement dated August 18, 2004, providing for a special bonus payable in cash and restricted stock in connection with the successful development of a new restaurant concept. Under the arrangement, during the four-year project period, portions of the annual MIP bonus may be invested and placed at risk. These bonus portions will be paid with additional cash and a grant of restricted stock upon approval by the Board of Directors of the new concept for national rollout, or otherwise forfeited. Other employees who also participate in new restaurant development have special bonus arrangements that are substantially identical to those described above.